March 27, 2002

Securities & Exchange Commission
Washington, D.C.


Re:  Temporary Note 3T letter

Please be advised that Arthur Andersen LLP ("Andersen") has audited the consolidated balance sheets of Noble Affiliates, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for each of the three years in the period ended December 31, 2001.

Also please be advised that Andersen has represented to Noble Affiliates, Inc. in writing that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Yours truly,



James L. McElvany
Noble Affiliates, Inc.
Vice President, CFO and Treasurer

JLM:ibd